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                                                                     EXHIBIT 5.1

                  Opinion of Blank Rome Comisky & McCauley LLP


                                  May 24, 2001

NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034

         Re:  NCO Group, Inc. Registration Statement on Form S-3
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Gentlemen:

         We have acted as counsel to NCO Group, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale by the selling holders named in the Registration Statement ("Selling Holders") of up to $125,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of common stock into which the Notes may be converted. The Notes were issued pursuant to an Indenture dated as of April 4, 2001 between the Company and Bankers Trust Company, as Trustee. This opinion is furnished pursuant to the requirements of
Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation and Bylaws; (ii) the Indenture; (iii) resolutions adopted by the Board of Directors relating to the Notes; (iii) the Company's minute book and stock records books since the date of its incorporation; and (iv) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania and, with respect to our opinion in clause (i) in the next paragraph, the State of New York.

         Based upon and subject to the foregoing, we are of the opinion that:
(i) the Notes are binding obligations of the Company and (ii) the shares of the Company's common stock, which may from time to time be issued upon conversion of the Notes, when issued by the Company in accordance with the Indenture, will be legally issued, fully paid and non-assessable.


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NCO Group, Inc.
May 24, 2001
Page 2


         The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.

                                   Sincerely,


                                   /s/ BLANK ROME COMISKY & McCAULEY LLP